Exhibit 10.26
September 26, 2007
Rajesh Khera
5800 145th Avenue SE
Bellevue WA 98006
Dear Raj,
BSQUARE CORPORATION is pleased to extend to you an offer for employment as our Vice President of Products. You will be paid bi-weekly at a rate equivalent to an annual salary of $160,000.
In addition you will be eligible to participate in BSQUARE’s executive bonus program. Your annual bonus potential will be up to 30% of your base salary. Your bonus for 2007 will be pro-rated based on how many months you are actually employed by BSQUARE in 2007. In 2008 and beyond you will have full participation in the executive bonus program.
BSQUARE’s executive bonus plan is structured such that the company must achieve certain profitability targets and you must achieve individual objectives that you and I will agree upon before you earn any bonus. Bonuses are paid yearly, in the first quarter following the close of our fiscal year (Q1-2008 will be our next executive bonus payout). Bonuses are paid in a combination of cash and restricted shares of BSQUARE stock. The cash portion of your bonus will be up to 25% of your base salary. Any bonus earned above 25% of your base salary will be paid in restricted BSQUARE shares, 50% of which will vest at the end of the first year after award, with the remaining 50% vesting at the end of the 2nd year after award. BSQUARE’s executive bonus plan also allows for you to earn up to 150% of your target bonus (45% of your base salary) should we exceed profitability targets. The payout ratios between cash and restricted stock would remain the same in either case.
Bonus payout is at the sole discretion of the CEO and Compensation Committee of our Board of Directors. You must be employed by BSQUARE at the end of the calendar year to be eligible to receive any bonus payout.
Your job classification is Executive. You will be hired as an exempt employee, so you will not be entitled to overtime. You will be a Section 16 Executive, subject to certain BSQUARE stock trading restrictions and reporting requirements.
BSQUARE CORPORATION extends the following benefits:
•	a medical, dental, vision, life and disability plan

•	a 401(k) retirement plan, with company matching contributions

•	10 paid holidays and 15 days of paid time off

•	Options to purchase 25,000 shares of company common stock. Such shares shall be Incentive Stock Options (ISOs), which vest 25% annually over four years in four equal installments. The strike price shall be the closing price of BSQUARE stock on your first day of employment. Stock options shall expire after 10 years.

•	Because we anticipate that you will be a heavy wireless user in the course of conducting BSQUARE business, you will be given use of a company mobile phone, and will be placed on the company wireless plan.
Additionally, if after 90 days of employment in good-standing with BSQUARE, your employment with BSQUARE is terminated when neither “cause” nor “long term disability” exists, and provided that you release BSQUARE Corporation and its agents from any and all employment-related claims in a signed, written release satisfactory in form and substance to BSQUARE Corporation, BSQUARE Corporation shall pay you a consideration payment as follows:

BSQUARE Corporation shall pay to you severance equal to four months of your then annual base salary from your termination date. If BSQUARE Corporation gives you at least a full month’s advance notice of termination, however, the severance payments shall be reduced by one month’s salary for each full month of advance termination notice given. These severance payments shall be paid out at the rate of your final base salary on regular payroll days post termination, subject to legally required and any individually agreed upon payroll deductions. During the period subsequent to your termination date in which you are being paid the severance amounts defined previously, you would not be considered an employee and would therefore receive no Paid Time Off accrual, nor would you be entitled to benefits under BSQUARE’s health and welfare plans or retirement savings plan as an active employee. Your stock options will continue to vest until 180 calendar days from our termination date. You will then have ninety days in which to exercise any vested options, and any non-vested options would terminate.
For purposes of the severance provision indicated above, “cause” is defined on attachment A hereto, and “long term disability” is defined in our sponsored Long Term Disability group insurance plan.
BSQUARE CORPORATION is an established company with a promising outlook. Your meaningful participation will greatly enhance our ability to retain our current business relationships and, will enable BSQUARE CORPORATION to pursue and secure business in the future. YOUR EMPLOYMENT IS AT-WILL AND ACCORDINGLY, YOU OR BSQUARE CORPORATION MAY TERMINATE THIS EMPLOYMENT RELATIONSHIP AT ANY TIME WITH OR WITHOUT NOTICE OR CAUSE.
This offer is contingent upon compliance with the Immigration Reform and Control Act of 1986. The Act requires you to establish your identity and employment eligibility. To do so, on your start date you will be required to complete Section I of the Employment Eligibility Verification Form, I-9. This offer is also contingent on your acceptance and return of the BSQUARE Proprietary Rights Agreement provided herewith.
Please signify your acceptance of this offer by signing a copy of this letter and the attached Proprietary Rights Agreement and returning both by September 27th, 2007. As we have discussed, your start date is under discussion and to be mutually agreed upon by both of us.
On behalf of BSQUARE CORPORATION, I am really excited to have you on board! If you have any questions or concerns, please feel free to contact me.

Sincerely,		Accepted By:

/s/ Brian T. Crowley	9/26/07	/s/ Rajesh Khera	9/27/07

Brian Crowley	Date	Rajesh Khera	Date
Chief Executive Officer BSQUARE Corporation

ATTACHMENT A
     For purposes of this agreement “cause” means and is limited to dishonesty, fraud, commission of a felony or of a crime involving moral turpitude, destruction or theft of Company property, physical attack to a fellow employee, intoxication at work, use of controlled substances or alcohol to an extent that materially impairs Employee’s performance of his or her duties, willful malfeasance or gross negligence in the performance of Employee’s duties, violation of law in the course of employment that has a material adverse impact on Company or its employees, Employee’s failure or refusal to perform Employee’s duties, Employee’s failure or refusal to follow reasonable instructions or directions, misconduct materially injurious to Company, neglect of duty, poor job performance, or any material breach of Employee’s duties or obligations to Company that results in material harm to Company.
     For purposes of this agreement, “neglect of duty” means and is limited to the following circumstances: (i) Employee has, in one or more material respects, failed or refused to perform Employee’s job duties in a reasonable and appropriate manner (including failure to follow reasonable directives), (ii) the supervisor, or a duly appointed representative of the supervisor, has counseled Employee in writing about the neglect of duty and given Employee a reasonable opportunity to improve, and (iii) Employee’s neglect of duty either has continued at a material level after a reasonable opportunity to improve or has reoccurred at a material level within one year after Employee was last counseled.
     For purposes of this agreement, “poor job performance” means and is limited to the following circumstances: (i) Employee has, in one or more material respects, failed to perform Employee’s job duties in a reasonable and appropriate manner, (ii) the supervisor, or a duly appointed representative of the supervisor, has counseled Employee in writing about the performance problems and given Employee a reasonable opportunity to improve, and (iii) Employee’s performance problems either have continued at a material level after a reasonable opportunity to improve or the same or similar performance problems have reoccurred at a material level within one year after Employee was last counseled.